DEPOSIT ACCOUNT CONTROL AGREEMENT

       THIS DEPOSIT ACCOUNT CONTROL AGREEMENT (this "Agreement") is entered into as of April ____, 2008, by and among the following parties:

PARTIES:
VIKING ASSET MANAGEMENT, LLC, a California limited liability company
("Creditor")
SOUTH TEXAS OIL CO., a Nevada corporation ("Customer")
WELLS FARGO BANK, NATIONAL ASSOCIATION ("Depository")


BACKGROUND:

       Customer has granted to Creditor a security interest in a deposit account maintained by Customer with Depository and in all funds now in, or hereafter deposited into, that account, including any interest earned thereon. The parties are entering into this Agreement to perfect Creditor's security interest in that account.

       NOW, THEREFORE, in consideration of their mutual covenants and promises, the parties agree as follows:

AGREEMENT:

       1.    The Account. Depository represents and warrants to Creditor that:

       (a) Customer maintains deposit account number 1001-421583 with Depository (said account and, if it is a certificate of deposit or other time deposit, any renewal thereof shall be referred to as the "Account"). The Account is a demand deposit account.

       (b) As of the date of this Agreement Depository does not know of any claim to or interest in the Account, except for claims and interests of the parties hereto.

       2.    Control of Account by Creditor; Customer's Rights in Account.

       (a) Depository will comply with instructions ("Orders") originated by Creditor for the disposition of funds in the Account without further consent from Customer and without regard to any inconsistent or conflicting Orders given to Depository by Customer. Depository shall have a reasonable period of time to comply with any Order.

       (b) The provisions of the paragraph checked below shall apply (only one of the paragraphs below should be checked, and if none or both of them are checked, then the provisions of the first paragraph titled "Account Not Restricted Immediately" shall apply):

             _X__   Account Not Restricted Immediately. Notwithstanding the
       provisions of Section 2(a) hereof, unless and until Creditor delivers to Depository an Order directing Depository not to act on Customer's Orders, Depository may continue to comply with Orders originated by Customer, including Orders for the withdrawal of funds from the Account, the payment of interest earned on the Account and the renewal or closing of the Account.

             ___    Account Restricted Immediately. Except as provided in this
       Agreement or as otherwise agreed to by Creditor in writing, as of and after the date of this Agreement Customer may not make debits to or withdrawals from the Account and shall have no access to the Account, and Creditor shall have exclusive access to the Account. If the Account is a certificate of deposit or other time deposit, then at the expiration of its term, unless Depository has received an Order to the contrary from Creditor, the Account shall be renewed for a term, which is equal to the immediately preceding term.

       (c) Before Creditor attempts to give Depository any Orders concerning the Account, Creditor shall deliver to Depository such documentation as Depository may from time to time reasonably request to evidence the authority of those partners, officers, employees or agents whom Creditor may designate to give Orders.

       (d) Unless otherwise agreed in writing between Depository and Creditor, Depository will transfer funds from the Account to Creditor in response to an Order from Creditor in accordance with this Agreement on a Banking Day (a day on which Depository is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday), if Depository receives the Order on such Banking Day before the deadline established by Depository from time to time for such transfer requests, and the amount requested to be transferred does not exceed the collected and available balance in the Account at the beginning of such Banking Day as determined by Depository after deducting the amount of all Returned Items (as defined in Section 3(a) hereof).

       (e) Unless otherwise agreed in writing between Depository and Creditor, transfers of funds from the Account to Creditor shall be made using the Fedwire system unless for any reason the Fedwire system is unavailable, in which case Depository will determine the funds transfer system to be used in making such transfer and the means by which such transfer will be made. Creditor shall provide Depository with such information as Depository may require to make such transfer, including the name and routing number of Creditor's bank and the account number of Creditor's account at such bank to which the funds are to be transferred. Customer and Creditor understand that a funds transfer by Depository may be delayed or not made if the transfer would cause Depository to violate any applicable law or regulation.

       3.    Priority of Creditor's Security Interest; Rights Reserved by
Depository.

       (a) All of Depository's present and future rights against the Account are subordinate to Creditor's security interest therein; provided however, that Creditor agrees that nothing herein subordinates or waives, and that Depository expressly reserves, all of Depository's present and future rights (whether described as rights of setoff, banker's lien, chargeback or otherwise, and whether available to Depository under law or any other agreement between Depository and Customer concerning the Account, or otherwise) with respect to:
(i) any item deposited to the Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or the occurrence or timeliness of any drawee's notice of non-payment; (ii) any item subject to a claim against Depository of breach of transfer or presentment warranty under the Uniform Commercial Code, as adopted in the applicable state; (iii) any automated clearing house ("ACH") entry credited to the Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (iv) any credit to the Account from a merchant card transaction, against which a contractual demand for chargeback has been made; (v) any credit to the Account made in error; and (vi) Depository's usual and customary charges for services rendered in connection with the Account. Items, entries, and transactions described in clauses (i) through (v) of this paragraph are hereinafter collectively referred to as "Returned Items".

       (b) Except as otherwise required by law, Depository will not agree with any third party to comply with Orders originated by such third party.

       4. Returned Item Amounts. Customer and Creditor understand and agree that Depository will collect the amount of each Returned Item by debiting the Account. Customer shall pay the amount of each Returned Item immediately upon demand to the extent there are not sufficient funds in the Account to cover such amount on the day of the debit. Creditor shall pay to Depository, within twenty (20) days after demand on Creditor by Depository, any such amount that has not been paid in full by Customer within ten (10) days after demand on Customer by Depository to the extent that Creditor received proceeds from the corresponding Returned Item; provided however, that if Depository is stayed from making such demand upon Customer as a result of a bankruptcy or similar proceeding, then Depository shall be deemed to have made such demand upon Customer at the commencement of such proceeding. Depository agrees that any demand upon Creditor for payment of such amount shall be made within one hundred twenty (120) days after termination of this Agreement.

       5. Statements; Notices of Adverse Claims. Depository will send copies of all statements for the Account simultaneously to Customer and Creditor. Depository may disclose to Creditor such other information concerning the Account as Creditor may from time to time request; provided however, that Depository shall have no duty or obligation to comply with any such request. Except as otherwise required by law, Depository will use reasonable efforts promptly to notify Creditor and Customer if Depository receives a notice that any other person claims that it has a property interest in the Account. Customer and Creditor shall have thirty (30) days after receipt of a statement of the Account to notify Depository of an error in such statement. Depository's liability for any such error is limited in accordance with Section 6 hereof.

       6.    Depository's Responsibility.

       (a) Except for permitting a withdrawal in violation of Section 2 hereof, Depository will not be liable to Creditor for complying with Orders from Customer that are received by Depository before Depository receives and has a reasonable opportunity to act on a contrary Order from Creditor.

       (b) Depository will not be liable to Customer for complying with Orders originated by Creditor, even if Customer notifies Depository that Creditor is not legally entitled to issue Orders, unless Depository takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and has had a reasonable opportunity to act on the injunction, restraining order or other legal process.

       (c) This Agreement does not create any obligation of Depository except for those expressly set forth herein. In particular, Depository need not investigate whether Creditor is entitled under Creditor's agreements with Customer to give Orders. Depository may rely on any and all notices and communications it believes are given by the appropriate party.

       (d) Depository will not have any liability to Customer or Creditor for claims, losses, liabilities or damages resulting from any failure to comply with Orders or delay in complying with Orders if such failure or delay is due to circumstances beyond Depository's reasonable control.

       (e) Depository will not have any liability to Customer or Creditor for claims, losses, liabilities or damages suffered or incurred by Customer or Creditor as a result of or in connection with this Agreement except to the extent such losses, liabilities and damages directly result from Depository's gross negligence or willful misconduct.

       (f) In no event will Depository have any liability to Customer or Creditor in connection herewith for any consequential, special, punitive or indirect loss or damage whether or not any claim for such damages is based on tort or contract or Depository knew or should have known the likelihood of such damages in any circumstances.

       7.    Indemnity.

       (a) Customer will indemnify Depository, its officers, directors, employees, and agents against claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and disbursements and the reasonable estimate of the allocated costs and expenses of Depository's in-house legal counsel and staff) arising out of this Agreement or Depository following any Order or other instruction or request of Customer or Creditor in connection with this Agreement, except to the extent the claims, liabilities, costs and expenses are caused by Depository's gross negligence or willful misconduct.

       (b) Creditor will indemnify Depository, its officers, directors, employees, and agents against claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and disbursements and the reasonable estimate of the allocated costs and expenses of Depository's in-house legal counsel and staff), arising out of Depository following any Order or other instruction or request of Creditor in connection with this Agreement, except to the extent the claims, liabilities, costs and expenses are caused by Depository's gross negligence or willful misconduct. Creditor will pay such amount as may be due to Depository under this indemnity within twenty (20) days of demand on Creditor by Depository to the extent such amount has not been paid in full by Customer within ten (10) days after demand on Customer by Depository; provided however, that if Depository is stayed from making such demand upon Customer as a result of a bankruptcy or similar proceeding, then Depository shall be deemed to have made such demand upon Customer at the commencement of such proceeding.

       (c) Creditor's and Customer's liabilities to Depository under this Section are joint and several.

       8.    Termination; Survival.

       (a) Creditor may terminate this Agreement by notice to Depository and Customer. Depository may terminate this Agreement on thirty (30) day's notice to Creditor and Customer; provided however that this Agreement may be terminated immediately by notice from Depository to Creditor and Customer should Creditor fail to make any payment when due to Depository hereunder.

       (b) This Agreement shall terminate upon Depository's receipt of written notice from Creditor expressly stating that Creditor no longer claims any security interest in the Account.

       (c) Sections 4, "Returned Item Amounts," 6, "Depository's Responsibility," and 7, "Indemnity," will survive termination of this Agreement.

       9. Governing Law. This Agreement and the Account shall be governed by and construed in accordance with the laws of the State of Texas. Depository may not change the law governing the Account without Creditor's express written consent, which consent shall not be unreasonably withheld.

       10. Entire Agreement. This Agreement is the entire agreement and supersedes any prior agreements and contemporaneous oral agreements of the parties concerning its subject matter.

       11. Amendments; Waivers. This Agreement may be amended or modified only in writing signed by all parties hereto, and no waiver of any right under this Agreement will be binding unless it is in writing and signed by the party to be charged.

       12. Severability. To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

       13. Other Agreements. As long as this Agreement remains in effect, transactions involving the Account shall be subject, except to the extent inconsistent herewith, to the provisions of such deposit account agreements, disclosures, and fee schedules as are in effect from time to time with respect to the Account.

       14. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Depository, Creditor and Customer and their respective heirs, executors, administrators, legal representatives, successors and assigns.

       15. Notices. All Orders, notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing (unless otherwise specifically provided) and delivered to each party at the address or facsimile number set forth below its signature, or to such other address or facsimile number as any party may designate by written notice to all other parties. Each such notice, request or demand shall be effective on receipt. The delivery of any Order to Depository shall be effective only if in writing, signed by Creditor, and delivered to each of the addresses of Depository set forth below, addressed to the attention of "Account Control Agreement Demands", by certified mail, return receipt requested, or by traceable hand delivery. Electronic or facsimile delivery, or any other non-conforming Order, shall not be binding upon Depository, although Depository may in its sole discretion accept and act on Orders conveyed in any manner, including orally, if believed to be authorized.



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       16.   Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which shall constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LOAN NUMBER:

DEPOSITORY:

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

WELLS FARGO BANK, N.A.

By:                                     By:

Name: Rafael A. Valiente                Name: Don Kendrick

Title: Relationship Manager             Title: Regional President

Telephone: (512) 344-7430               Telephone: (512) 344-7202

Address of Account Officer:             Address of Regional President:

Wells Fargo Bank, N.A.                  Wells Fargo Bank, N.A.
Attn:  Account Control Agreement DemandsAttn:  Account Control Agreement Demands


111 Congress Avenue                     111 Congress Avenue
3rd Floor                               2nd Floor
Austin, Texas 78701                     Austin, Texas 78701
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

VIKING ASSET MANAGEMENT, LLC   SOUTH TEXAS OIL CO.

By:                            By:

Name:                          Name: J. Scott Zimmerman

Title:                         Title: Chief Executive Officer

Address:                       Address:
600 Montgomery Street          769 Highway 95 North
44th Floor                     Bastrop, Texas 78602
San Francisco, California 94111Attention: J. Scott Zimmerman, Chief Executive Officer
Attention:
                               Facsimile:
Facsimile:
                               Telephone:
Telephone:
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

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
ADDRESS FOR NOTICES:                  WITH A COPY TO:
Wells Fargo Bank, National AssociationWells Fargo Bank, National Association
Attn:  Rafael A Valiente              Attn:  John B Smith
111 Congress Avenue, 3rd Floor        111 Congress Avenue, 3rd Floor
Austin, TX 78701                      Austin, TX 78701
Rafael.a.valiente@wellsfargo.com      John.b.smith@wellsfargo.com
Tel:  (512) 344-7430                  Tel:  (512) 344-8408
Fax:  (512) 344-7379                  Fax:  (512) 344-7379

                                      Wells Fargo Bank, National Association
                                      Attn:  Mark Curry
                                      111 Congress Avenue, 2nd Floor
*                                     Austin, TX 78701
*                                     Mark.J.Curry@wellsfargo.com
*                                     Tel:  (512) 344-7207
*                                     Fax:  (512) 344-7291

                                      Wells Fargo Bank, National Association
                                      Attn:  Don Kendrick
                                      111 Congress Avenue, 2nd Floor
                                      Austin, TX 78701
                                      Don.kendrick@wellsfargo.com
                                      Tel:  (512) 344-7202 / Fax:  (512) 344-7291
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